Exhibit 99.1

FOR MORE INFORMATION CONTACT: R. David Martin Chief Financial Officer Action Performance Companies 602-337-3636 or Jeff Schoenborn Burson-Marsteller 212-614-4792 jeffrey_schoenborn@nyc.bm.com

Action Performance Enters Definitive Agreement
To Acquire Funline Merchandise Co.

     PHOENIX – September 23, 2003 – Action Performance Companies, Inc. (NYSE: ATN) announced today that it entered into a definitive agreement to acquire Funline Merchandise Co., Inc., manufacturer of the Muscle MachinesTM, Jesse James WEST COAST CHOPPERSTM, and other popular die-cast collectible vehicles.

     The cash and stock transaction is valued at $24 million, including the payment of $4 million of assumed bank debt, and is expected to be immediately accretive to earnings.

     Funline’s revenue for the 12 months ended December 31, 2002 was $30.1 million, which also approximates estimated 2003 revenue. Their largest customers are Wal-Mart, Target, AutoZone, Toys “R” Us, and Kmart.

     “Funline fits very well into our existing business as a designer and distributor of top quality, licensed collectible die-cast automotive models,” Action Chairman and CEO Fred Wagenhals said. “Since these products are sold at lower price-points than our NASCAR die-cast product lines, we will be able to further expand our product distribution to a broader market spectrum and we believe that we will be able to use their products and price points with our existing licensing arrangements and distribution channels.”

-- more --

Action Performance
Page Two

     Under the terms of the agreement, Action will acquire closely held Funline for $11 million in cash, and approximately 373,000 shares of Action stock. In addition, by achieving certain annual revenue goals through 2005, Funline may receive aggregate contingent earnouts of up to $6 million in cash and approximately 140,000 shares of Action stock.

     “Funline is a creative, operationally strong company with consistent profits, double-digit operating margins and a blue-chip customer list,” Action CFO David Martin stated. “We expect that Funline’s typically strong holiday sales cycle will serve to complement Action’s NASCAR revenue cycles, and their experience and relationships with the nation’s top mass retailers will allow us to strengthen this important distribution channel.” Martin continued, “We anticipate that Funline will increase Action’s revenues for the quarter ending December 31, 2003 by in excess of $10 million and will increase Action’s fiscal 2004 revenues by $30 million to $35 million and earnings per share by $.15 to $.20 per share.”

     “One of the key intangible assets we acquire in this transaction is the experience and contacts of the the Leong family management team, who are expert in dealing with product design and trade processes in China,” Wagenhals added. “Further, their ability to create product and obtain entertainment industry licenses will supplement and strengthen this important part of our business.”

     Funline Chairman and CEO Chris Leong, CFO April Leong and Vice President Ken Leong will continue to manage the acquired business as a wholly owned Action Performance subsidiary.

     Among Funline’s key licensed product lines are Muscle Machines™, CARToons™, Import Tuners™, and 4Wheel Off Road™, Super Chevy Show™ Nitro Coupes™, Monster Trucks™, Truckin’™, Monster Garage™ and – on an exclusive basis – Jesse James WEST COAST CHOPPERS™ products. In 2003, MUSCLE MACHINES™ will be the official die-cast of the Super Chevy Show™.

     Located in City of Industry, CA, outside Los Angeles, the company has 14 employees. Action expects to maintain Funline’s Southern California facilities and workforce.

-- more --

Action Performance
Page Three

     The transaction, is expected to close during Action’s fourth quarter ending September 30, 2003.

     To learn more about Funline Merchandise Co., Inc., visit www.musclemachines.com.

About Action Performance

     Action Performance Companies Inc. (NYSE: ATN) is the leader in the design, promotion, marketing and distribution of licensed motorsports merchandise. The Company’s products include a broad range of motorsports-related die-cast replica collectibles, apparel, souvenirs and other memorabilia. Action Performance markets and distributes products through a variety of channels including the Action Racing Collectables network of wholesale distributors, the Racing Collectables Club of America, QVC, goracing.com, trackside at racing events, direct corporate promotions, mass retail, department stores, and specialty dealers. Additional information about Action Performance can be found at www.action-performance.com.

     Forward-looking Statements

     This press release contains forward-looking statements regarding expectations for revenues, EBITDA, net income, cash flow and capital and other funding needs, growth strategy, operational plans, and guidance for future periods. The Company’s actual results could differ materially from those set forth in these forward-looking statements. Factors that might cause such differences include, among others, the ability of the Company to successfully execute its business plan, competitive pressures, acceptance of the Company’s products and services in the marketplace, the success of new marketing programs, the Company’s ability to successfully execute its agreements with other parties, and other risks discussed in the Company’s Form 10-K, dated September 30, 2002, on file with the U.S. Securities and Exchange Commission.

# # #

3